Exhibit 5.1

First Community Bancorp
6110 El Tordo, P.O. Box 2388
Rancho Santa Fe, California 92067

July 31, 2003

First Community Bancorp
6110 El Tordo, PO Box 2388
Rancho Santa Fe, California 92067

Ladies and Gentlemen:

        In connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 500,000 shares (the "Securities") of common stock, without par value, of First Community Bancorp, a California corporation (the "Company"), I, as General Counsel of the Company, have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, I advise you that, in my opinion, when the registration statement relating to the Securities (the "Registration Statement") has become effective under the Act, the terms of the sale of the Securities have been duly established in conformity with the Company's articles of incorporation and the First Community Bancorp 2003 Stock Incentive Plan, and the Securities have been duly issued and sold as contemplated by the Registration Statement, the Securities will be validly issued, fully paid and non-assessable.

        The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of California, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

        I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ JARED M. WOLFF Jared M. Wolff General Counsel